Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
908-672-1321 (mobile)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA IMPLEMENTS MAJORITY VOTING POLICY FOR DIRECTOR ELECTIONS

FOR IMMEDIATE RELEASE: DAY, MAY 11, 2006

BASKING RIDGE, N. J. — Avaya Inc., (NYSE:AV) a leading global provider of business communications applications, systems and services, today announced that its board of directors has amended the company’s Corporate Governance Guidelines to implement a majority voting policy in director elections.

Under the amendment, any director nominee who receives more “withhold” votes than “for” votes in an uncontested election of directors will be required to tender his or her resignation to the board’s governance committee promptly following certification of the shareholder vote. The governance committee will promptly consider the tendered resignation and recommend acceptance or rejection of the tendered resignation to the board. The board will act on the governance committee’s recommendation not later than 90 days following the date of the shareholders’ meeting at which the election occurred.

The company will disclose the board’s explanation of its decision to accept or reject a tendered resignation via a public filing with the Securities and Exchange Commission. The full text of the amendment can be found in the company’s Corporate Governance Guidelines, which are available at its investor relations website (http://investors.avaya.com) under the heading “Corporate Governance.”

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications — and distinguished by comprehensive worldwide services — Avaya helps customers leverage existing and new networks to achieve superior business results. For more information visit the Avaya website: http://www.avaya.com.